SHELTON FUNDS 485BPOS

Exhibit 99.(h)(3)

TRANSFER AGENCY AND SERVICES AGREEMENT

THIS AGREEMENT is made as of August 14, 2025, between the SCM Trust, a Massachusetts business trust (“SCM”); Shelton Funds, a Delaware statutory trust (SCM and Shelton Funds, collectively, the “Trusts”), and Paralel Technologies LLC, a Delaware limited liability company (“Paralel”).

For convenience of drafting, the term “Trust” when used herein shall refer to each of the Trusts in its separate legal capacity with the effect that any obligation of a “Trust” will be the separate legal obligation of both the Shelton Funds and SCM, and not their joint obligation.

WHEREAS, the Trusts are registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end registered investment companies;

WHEREAS, each Trust offers shares in the series as set forth on Appendix C attached hereto (each such series, together with all other series subsequently established by the Trusts and made subject to this Agreement in accordance with Section 15, being herein referred to as a “Fund,” and collectively as the “Funds”); and

WHEREAS, Paralel provides certain transfer agency services to registered investment companies; and

WHEREAS, the Trust, on behalf of the Funds, desires to appoint Paralel as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and Paralel desires to accept such appointment.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows.

1.	Paralel Appointment and Duties.

a.	Each Trust, on behalf of its Funds, hereby appoints Paralel to provide the transfer agent and other specified services set forth in Appendix A hereto (the “Services”), as amended from time to time, upon the terms and conditions hereinafter set forth. Paralel hereby accepts such appointment and agrees to furnish such specified Services. Paralel shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

b.	Paralel may employ or associate itself with a person or persons or organizations as Paralel believes to be desirable in the performance of its duties hereunder; provided that Paralel shall not engage any such person(s) or organization(s) without the prior written notice provided to the Trust; and provided further, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of Paralel, and the Trusts shall bear no cost or obligation with respect thereto; and provided further that Paralel shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	Paralel Compensation; Expenses.

a.	In consideration for the Services to be performed hereunder by Paralel, the Trusts, on behalf of their Funds, shall pay Paralel the fees listed in Appendix B hereto. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by Paralel under this Agreement are based on information provided by the Trusts and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Trusts originally provided to Paralel. Any such adjustment to such fees shall be subject to the mutual written agreement of the parties, and no increase in fees shall take effect without the Trust(s) prior written consent. On January 1 of each year, all fees set forth in Appendix B or otherwise in this Agreement shall be increased by a cost of living adjustment equal to the greater of (i) three percent (3%) or (ii) the percentage increase in the Consumer Price Index published by the Bureau of Labor and Statistics of the United States Department of Labor, for the geographic location Denver-Aurora-Lakewood, CO region for the twelve-month period ending with the latest published month preceding January 1st (the “CPI”). Paralel will provide notice to the Trusts of the amount of such any such CPI adjustment at; promptly following; or prior to its implementation. With the Trust’s prior written approval, any CPI adjustment not charged in any given year may be included in prospective CPI fee adjustments in future years.

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b.	Paralel will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein or in Appendix B.

c.	The Trusts agree to pay all amounts due hereunder within thirty (30) days of receipt of each properly documented invoice. Except as provided in Appendix B, Paralel shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Paralel and agreed to by the Trust(s)). Except as approved in writing by the Trust, with respect to any out of pocket expenses, Paralel agrees to such costs shall be invoiced without any mark-up, handling fee, or other adjustment by Paralel)., other than related to a reasonable pro-rata allocation between Paralel clients. Any disputed amounts shall be promptly identified and discussed in good faith by the parties.

3.	Right to Receive Advice.

a.	Advice of the Trusts and Service Providers. If Paralel is in doubt as to any action it should or should not take, Paralel may request directions, advice or instructions from the Trusts or a Fund’s investment adviser or, as applicable, the Trusts’ custodian or other service providers.

b.	Advice of Counsel. If Paralel is in doubt as to any question of law regarding actions it should or should not take in connection with its obligations under this Agreement, it may seek advice from legal counsel of its own choosing. Such counsel may include, at Paralel’s option, counsel for a Trust, a Trust’s independent trustees, a Fund’s investment adviser or sub-adviser, or Paralel itself. Paralel shall promptly notify the Trust(s) of its intent to seek such advice and shall provide that Trust with a summary of the issue and the identity of the selected counsel. Any legal fees and expenses incurred in connection with such advice shall be borne by Paralel, unless otherwise agreed to in writing by a Trust.

c.	Conflicting Advice. In the event of a conflict between directions, advice, or instructions Paralel receives from the Trust or any service provider, and legal advice Paralel receives from counsel, Paralel may rely on such legal advice with respect to its obligations under this Agreement; provided, however, that Paralel shall provide the Trust(s) with prior written notice of its intent to follow legal advice that is materially inconsistent with any directions, advice, or instructions received from such Trust. Paralel shall include in such notice a description of the nature of the conflict and the basis for relying on the legal advice. Upon reasonable request, and subject to applicable privilege protections, Paralel shall provide the Trust with a copy or summary of such legal advice. Paralel shall act in good faith and use commercially reasonable efforts to resolve such conflicts in a manner consistent with the Trust’s instructions, legal advice received, and applicable law.

4.	Standard of Care; Limitation of Liability; Indemnification.

a.	Paralel shall perform its duties under this Agreement honestly, in good faith, and with commercially reasonable care, skill, and diligence, consistent with industry standards applicable to similarly situated service providers. Paralel shall be responsible for the accuracy and timeliness of its work and shall use reasonable efforts to prevent, identify, and correct errors.

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b.	In the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by Paralel in the performance of its duties, obligations or responsibilities set forth in this Agreement, Paralel and its affiliates, including their respective officers, directors, agents, controlling persons, and employees, shall not be liable for, and the Trusts agree to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (collectively, a “Loss” or “Losses”) (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly out of or in connection with the following:

i.	the inaccuracy of any factual information furnished to Paralel by a Trust, a Fund’s investment adviser or custodian or any third party on behalf of a Trust;
ii.	Paralel’s reasonable reliance on any instruction, direction, notice, instrument or other information provided by the Trusts, a Fund, a Fund’s investment adviser or custodian or any authorized third party on behalf of a Trust, or on behalf of a shareholder of the Funds, that Paralel reasonably believes to be genuine;
iii.	any reasonable error of judgment or mistake of law of Paralel, made in good faith, related to any loss suffered by a Trust in connection with the matters to which this Agreement relates;
iv.	failure to satisfy requests to cancel or amend payment orders, or to detect any erroneous payment order;
v.	lost interest with respect to the refundable amount of an unauthorized payment order;
vi.	loss of data or service interruptions caused by equipment failure (provided that, if such equipment is under Paralel’s control, reasonable care has been taken to maintain such equipment); or
vii.	any other action or omission to act which Paralel takes in connection with the provision of Services to the Trusts, provided such action is not the result of Paralel’s own bad faith, willful misfeasance, gross negligence, or reckless disregard of its duties.

Nothing in this Section shall be construed to limit the Trusts’ rights to seek equitable relief, require correction of errors, or enforce any other express provision of this Agreement.

Without limiting the generality of the foregoing, any Loss incurred by any party to the Agreement, or any other party, including a current or former Fund shareholder, as a result of fraud, mistake or error by a Shareholder or other person (“Fraud Loss”), shall, as between Paralel and the Trusts, be the responsibility and liability of the Trusts, if in connection with all related purchase, repurchase and/or redemption transactions, Paralel either complied materially with its written procedures applicable to such transactions (“Applicable Procedures”), or otherwise operated without bad faith, willful misfeasance, gross negligence or reckless disregard.

c.	Paralel shall indemnify and hold harmless the Trusts, and their respective trustees, officers, controlling persons, agents and employees from and against any and all Losses (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or primarily out of Paralel’ willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement, except as otherwise set forth in Section 4(b).

d.	Notwithstanding anything in this Agreement to the contrary, (i) no party shall be liable under this Agreement to the other party hereto, or to any other party, for any punitive, consequential, special or indirect losses or damages; (ii) Paralel will not be liable for any trading losses, lost revenues, or lost profits, whether or not such damages were foreseeable or Paralel was advised of the possibility thereof, and (iii) the maximum cumulative amount of liability of Paralel to the Trusts, any Funds, and all persons or entities making a claim arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the aggregate fees paid by such Fund to Paralel under this Agreement for the most recent 18 months immediately preceding the date of the event giving rise to the claim.

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e.	In any case in which a party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation, and shall not relieve the Indemnifying Party of its obligations except to the extent that it is materially prejudiced thereby. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim except as otherwise agreed in writing or in the case of a conflict of interest.. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed.

5.	Force Majeure. Other than as to payment obligations, no party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party. not engaged by the non-performing party. In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for the duration of such circumstances provided that such party (i) promptly notifies the other party of the occurrence and expected duration of the force majeure event, and (ii) continues to use commercially reasonable efforts to mitigate the effects of the event and to recommence performance or observance as soon as practicable. Obligations not affected by the force majeure event shall remain in full force and effect.

6.	Activities of Paralel. The services of Paralel under this Agreement are not to be deemed exclusive, and Paralel shall be free to render similar services to others. The Trusts recognize that from time-to-time directors, officers and employees of Paralel may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include Paralel as part of their name and that Paralel or its affiliates may enter into other agreements with such other corporations and businesses. Notwithstanding the foregoing, Paralel agrees that it shall perform the Services under this Agreement with the same priority and quality of care as it provides to any other client of similar size and complexity.

7.	Accounts and Records. The accounts and records maintained by Paralel shall be the property of the Trusts. Paralel shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. Paralel shall surrender such accounts and records to the Trusts, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trusts. The Trusts shall have access to such accounts and records at all times during Paralel’ normal business hours. Upon the reasonable request of the Trusts, copies of any such books and records shall be provided by Paralel to the Trusts at the Trusts’ expense. Paralel shall assist the Funds’ independent auditors, or, upon approval of the Trusts, any regulatory body, in any requested review of the Trusts’ accounts and records. In the event Paralel receives a request or demand for the inspection of records relating specifically to a Trust or a Fund, Paralel will promptly notify said Trust of such request in writing and obtain instructions from that Trust as to the handling of such request.

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8.	Confidential and Proprietary Information. In accordance with Regulation S-P and other relevant rules and regulations, Paralel agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trusts and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trusts and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, and only to its personnel or agents who have a reasonable need to know such information in order to perform those duties, except after prior notification to and approval in writing from the Trusts, which approval shall not be unreasonably withheld. Approval may not be withheld where Paralel may be exposed to civil, regulatory or criminal proceedings for failure to comply, pursuant to a valid subpoena, court order, or regulatory request issued by duly constituted authorities, or when requested by the Trusts. When requested to divulge such information by duly constituted authorities, Paralel shall use reasonable commercial efforts to request confidential treatment of such information. Paralel shall provide prior written notice to the Trusts of any such compelled disclosure, unless prohibited by law or regulatory authority. Paralel shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trusts and its current and former shareholders. Paralel shall notify the Trusts promptly upon becoming aware of any actual unauthorized use, disclosure, or misuse of confidential Trust information in material breach of this Section.

9.	Compliance with Rules and Regulations. Paralel shall comply (and to the extent Paralel takes or is required to take action on behalf of the Trusts hereunder shall cause the Trusts to comply) with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment restrictions, policies and procedures adopted by the Trusts of which Paralel has knowledge (it being understood that Paralel is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trusts’ public filings or otherwise provided to Paralel). Except as set out in this Agreement, Paralel assumes no responsibility for such compliance by the Trusts. Paralel shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided and shall provide to the Trusts a certification to such effect no less than annually or as otherwise reasonably requested by the Trusts or its Chief Compliance Officers. Paralel shall make available its compliance personnel for consultation with the Trusts, their Chief Compliance Officer, or regulatory authorities, and shall provide, at its own expense, summaries, certifications, and other relevant documentation relating to such program as reasonably requested by the Trusts in connection with the Trusts’ oversight responsibilities. Paralel shall promptly notify the Trusts of any material compliance violations or regulatory inquiries related to its Services under this Agreement.

10.	Representations and Warranties of Paralel. Paralel represents and warrants to the Trusts that:

a.	It is duly organized and existing as a limited liability company and in good standing under the laws of the State of Delaware.

b.	It is empowered under applicable laws and by its operating documents (including its Certificate of Formation and Operating Agreement) to enter into and perform this Agreement.

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

d.	The (i) execution, delivery and performance of this Agreement by Paralel does not breach, violate or cause a default under any agreement, contract or instrument to which Paralel is a party or any judgment, order or decree to which Paralel is subject; (ii) the execution, delivery and performance of this Agreement by Paralel has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by Paralel and Trust, this Agreement will be a valid and binding obligation of Paralel.

e.	It has and will continue to have access to the necessary facilities, equipment, systems and personnel to perform its duties and obligations in a timely and professional manner under this Agreement in accordance with industry standards.

f.	It is, and will continue to be, registered as a transfer agent under the 1934 Act.

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g.	It currently maintains and shall at all times maintain insurance coverage adequate for the nature of its operations, including directors and officers, errors and omissions and fidelity bond insurance coverage (as applicable). Upon the reasonable request of the Trusts, it shall provide the Trusts a certificate of insurance and shall notify the Trusts if there are any material adverse changes to its insurance policies or coverage.

h.	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no material agreement, statute, rule, regulation, order or judgment binding on it which would prohibit its execution or performance of this Agreement.

11.	Representations and Warranties of the Trusts. Each Trust represents and warrants to Paralel that:

a.	It is a statutory trust duly organized and existing and in good standing under the laws of the state of its organization, and is registered with the SEC as an open-end, registered investment company under the 1940 Act.

b.	It is empowered under applicable laws and by its Declaration of Trust and Bylaws (collectively, the “Organizational Documents”) to enter into and perform this Agreement.

c.	Its Board of Trustees has duly authorized it to enter into and perform this Agreement.

d.	A registration statement under the 1933 Act and the 1940 Act is currently, or will be upon commencement of operations, effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Funds being offered for sale.

e.	Notwithstanding anything in this Agreement to the contrary, the Trusts agree not to make any modifications to a Fund’s registration statement or adopt any policies which would affect materially the obligations or responsibilities of Paralel hereunder without the prior written approval or Paralel, which approval shall not be unreasonably withheld or delayed.

f.	The (i) execution, delivery and performance of this Agreement by each Trust does not breach, violate or cause a default under any agreement, contract or instrument to which that Trust is a party or any judgment, order or decree to which said Trust is subject; (ii) the execution, delivery and performance of this Agreement by the Trusts have been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by Paralel and Trusts, this Agreement will be a valid and binding obligation of the Trusts and each Fund.

g.	Any officer position(s) filled by Paralel, to the extent applicable, shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Trust on substantially the same terms as such coverage is provided for the other persons serving as officers of the Trust after such persons are no longer officers of the Trust; or (iii) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is continued for the other Trust officers (but, in any event, for a period of no less than six years). The Trust shall provide Paralel with proof of current coverage upon request, including a copy of the Policy, and shall notify Paralel immediately should the Policy be cancelled or terminated.

h.	The Trust officer position(s) filled by Paralel (if any) are named officer(s) in the Trust corporate resolutions and are subject to the provisions of the Trust Organizational Documents regarding indemnification of its officers.

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12.	Documents. The Trusts have furnished or will furnish, upon request, Paralel with copies of the Trusts’ Declaration of Trust, advisory agreement(s), custodian agreement, transfer agency agreement (if any separate from the Agreement), administration agreement, current prospectus, statement of additional information, periodic Trust reports, and all forms relating to any plan, program or service offered by the Trusts. Each Trust shall furnish, within a reasonable time period, to Paralel a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trusts shall furnish promptly to Paralel any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by a Trust and or Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

13.	Consultation Between the Parties. Paralel and the Trusts shall regularly consult with each other regarding Paralel’ performance of its obligations under this Agreement. In connection therewith, the Trusts shall submit to Paralel at a reasonable time in advance of filing with the SEC reasonably complete copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act which could materially affect the obligations of Paralel hereunder; provided, however, that nothing contained in this Agreement shall in any way limit the Trusts’ right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trusts may deem advisable, such right being in all respects absolute and unconditional.

14.	Business Continuity Plan; Information and Cybersecurity Program.

(a)	Paralel shall maintain in effect a business continuity and disaster recovery plan reasonably designed to ensure the continuity of its critical business functions and the Services under this Agreement. Paralel shall enter into any agreements necessary with appropriate parties to support such plan, making reasonable provisions for emergency use of electronic data processing systems, communications infrastructure, and other operational facilities, consistent with industry standards and regulatory expectations. In the event of equipment failures, system outages, natural disasters, or other disruptions affecting Paralel’s ability to perform its obligations, Paralel shall, at no additional expense to the Trusts, take prompt and commercially reasonable steps to minimize service interruptions and to restore full functionality as soon as practicable. Paralel shall promptly notify the Trust of any such disruption that materially impacts or is reasonably likely to materially impact the Services. Upon the Trust’s reasonable request, Paralel shall provide a written summary of its current business continuity and disaster recovery plan.

(b)	Paralel shall implement and maintain an information security program and cybersecurity protocols reasonably designed to protect the confidentiality, integrity, and availability of Trust data, including personally identifiable information of shareholders, against unauthorized access, use, disclosure, alteration, or destruction. Such program shall be consistent with industry standards and shall include, at a minimum: access controls and authentication measures; regular vulnerability assessments and patch management; data encryption (in transit and at rest, where appropriate); monitoring and incident detection systems; employee training on cybersecurity practices; and a written incident response plan. Paralel shall promptly notify the Trust of any actual or reasonably suspected cybersecurity incident that (i) affects or is reasonably likely to affect Trust data or systems supporting the Services, or (ii) triggers any notification obligations under applicable data protection laws. Such notice shall include a description of the incident, the nature of the affected information, and steps being taken to investigate, mitigate, and remediate the incident. Paralel shall cooperate fully with the Trust, its legal representatives, and regulatory authorities in connection with any investigation of a cybersecurity incident. Upon the Trust’s reasonable request, Paralel shall provide a summary of its current information security program, including any third-party assessments or audits conducted within the past 24 months.

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15.	Additional Funds: In the event that a Trust establishes one or more series after the effectiveness of this Agreement, such series shall become Funds under this Agreement upon amendment to Appendix C; however, either Paralel or the applicable Trust may elect not to make any such series subject to this Agreement.

16.	Duration and Termination of this Agreement.

a.	Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

b.	Renewal Terms. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods (each a “Renewal Term” and collectively with the Initial Term, a “Term”) until terminated as provided herein.

c.	Termination. A party (including a Trust, on behalf of its Funds) may terminate this Agreement, without payment of penalty, if upon at least sixty (60) days prior to the end of applicable Term it gives the other party a written notice of non-renewal and termination, with such termination coinciding at the end of the applicable Term.

d.	Termination for Cause. Paralel or a Trust (on behalf of their Funds) also may, by written notice to the other, terminate this Agreement if any of the following events occur:

i.	The other party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching party gives the other party written notice of such breach.

ii.	The other party terminates or suspends its business; becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to the direct control of a trustee, receiver or analogous authority; becomes subject to any bankruptcy, insolvency or analogous proceeding; becomes subject to a material Action (as defined below) or an Action that the terminating party reasonably determines, in good faith, is reasonably likely to cause material reputational harm (including, in the case of Paralel as the terminating party, any Action against a Fund’s investment adviser, sub-adviser, or other key service provider of the Trust) or where the other party is the Trusts, material changes in governing documents, bylaws, or registration statement, or other assumptions relied upon by the Paralel or the assumptions set forth are determined by Paralel, in its reasonable discretion, to materially affect the Services provided by Paralel, and the parties, after negotiating in good faith in accordance with Section 2(a), are unable to come to an agreement regarding ongoing terms for the continued provision of Services following such change described above. “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any person, including any governmental entity or authority.

iii.	If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, or other such date as agreed to by the parties.

e.	Early Termination - Except if terminated in accordance with Section 16(c) or 16(d), if this Agreement is otherwise terminated prior to the end of the applicable Term, the Trusts shall be obligated to pay Paralel the remaining balance of the minimum fees, reimbursable expenses and other moneys payable to Paralel under this Agreement through the end of the applicable Term. In this situation, the remaining balance of fees payable to Paralel shall be calculated based on the average monthly fees paid for the prior six-month period for each applicable Fund, multiplied by the number of months remaining for that Fund through the end date of the then current Term, except upon liquidation, such calculation shall be based upon the minimum fees payable through the end of the applicable Term, except that, for the Renewal Term, such fees payable shall be calculated based on six (6) months or the remaining portion of the Renewal Term whichever is less. Termination of the Agreement by a Trust with respect to a single Fund under the Agreement will not relieve the Trusts of any other amount due under this Agreement. The parties agree that any payment is a reasonable forecast of probable actual loss to Paralel and that this sum is agreed to as liquidated damages and not as a penalty.

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f.	Deliveries Upon Termination. Upon termination of this Agreement, Paralel agrees to cooperate in the orderly transfer of transfer agency duties and shall deliver to the Trust or as otherwise directed by the Trusts (in the case of termination by the Trusts, at the expense of the Trusts) all records and other documents made or accumulated in the performance of its duties for the Trusts hereunder. In the event Paralel gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trusts use all reasonable commercial efforts to appoint such replacement on a timely basis. In no event will Paralel be required to assist any new service or system provider in modifying or altering the Paralel’ or the new agent’s system or software.

g.	Deconversion Costs. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Trusts. Additionally, the Trusts agrees to pay to Paralel a reasonable fee (determined by Paralel) for Paralel’s services provided in connection with the Trusts liquidating or converting to another service provider.

17.	Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trusts without the prior written consent of Paralel, or by Paralel without the prior written consent of the Trusts.

18.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control. Each party to this Agreement, by its execution hereof (i) irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of Colorado or the United States District Courts for the State of Colorado for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

19.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

20.	Notices. Any notice, advice or report to be given pursuant to this Agreement shall be made in writing and deemed to have been given and received (a) when personally delivered, or delivered by same-day courier; or (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx, UPS); or (d) when sent by email, upon the receipt by the sending party of written confirmation of receipt by the receiving party, which shall not be unduly withheld by the receiving party;

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To Paralel:

Paralel Technologies LLC

1700 Broadway, Suite 1850

Denver, Colorado 80290

Attn: General Counsel

Email: legalnotice@paralel.com; chris@paralel.com

To the Trusts:

SCM Trust

1125 17th Street, Ste. 2550

Denver, Colorado 80202

Attn: CEO and General Counsel

srogers@sheltoncap.com; gpusch@sheltoncap.com

Shelton Funds

1125 17th Street, Ste. 2550

Denver, Colorado 80202

Attn: CEO and General Counsel

srogers@sheltoncap.com; gpusch@sheltoncap.com

21.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

22.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that Paralel may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

23.	Severability. Any covenant, provision, agreement or term contained in this Agreement that is prohibited or that is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without in any way invalidating, effecting or impairing the other provisions hereof.

24.	Survival. The provisions of Sections 4, 6, 8, 11, 16 (as applicable), 18, 23 and this Section 24 hereof shall survive termination of this Agreement.

[signature page follows]

10 of 11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SCM TRUST, on behalf of its Funds

By:

Name:	Steve Rogers
Title:	Chairman and President

SHELTON FUNDS, on behalf of its Funds

By:

Name:	Steve Rogers
Title:	Chairman and President

PARALEL TECHNOLOGIES LLC

By:

Name:	Jeremy May
Title:	Chief Executive Officer

11 of 11

APPENDIX A

SERVICES

In accordance with procedures established from time to time by agreement between the Trusts and Paralel, Paralel agrees that it will perform the following Services for the Trusts, on behalf of the Funds, and each class of shares:

A.	Shareholder Transactions

i.	Set up account information, including appropriate account type, shareholder address, dividend option, wire instructions, e-delivery, date of birth, email address, and taxpayer identification; including but not limited to:

●	Support prefixing of account numbers, using a pre-determined and agreed upon methodology.

●	Online application from Shelton new account portal via emailed physical PDF in a pre-determined and agreed upon format.

●	PLAID or similar technology integration for bank verification, which may incur additional cost, out of pocket to the Trust(s).

ii.	Process shareholder purchase and redemption / repurchase orders in accordance with conditions set forth in the Fund’s prospectus;

●	Provide timely notification of trades over amounts designated by the Trusts in writing to Paralel from time to time via email and FTP using system standard reporting or data files. Thresholds can be set at a per cusip basis and may be updated from time to time.

iii.	Process exchanges & transfers;

iv.	Support check writing privileges for the U.S. Treasury fund.

v.	Generate shareholder periodic statements;

●	Including the ability to household accounts using SSN and same match address or a mutually agreed upon process.

●	Allow for customized messaging and/or inserts, to be provided to Paralel at least 7 business days in advance of expected mail date.

vi.	Issue transaction confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934;

vii.	Process dividend and distribution payments (paid in cash or reinvested back into the account purchasing new shares)

●	To include the calculation and distribution for the daily UTSXX distribution, reinvest monthly, and provide distribution and accrual summaries as requested by the Fund or Trusts.

viii.	Provide cost basis reporting for shareholders under applicable rules and where cost basis has been provided and maintained by previous service provider(s)

ix.	Maintain a record of the number of shares held by each shareholder of record;

x.	Record the issuance of shares of each fund and maintain, pursuant to Rule 17AD-10 of the Securities Exchange Act of 1934, a record of the total number of shares of the Trust which are authorized, issued and outstanding, based upon data provided to it by the Trust.

xi.	Administer and/or perform all other customary services of a transfer agent as noted above or mutually agreed upon. Services may be amended time to time and shall be subject to prior written mutual agreement of the parties.

 Appendix A - 1

A.	Shareholder Account Maintenance

i.	Maintain all shareholder records for each account in the Funds

ii.	Record shareholder account information changes

●	Secure method to exchange shareholder instructions between Shelton and Paralel

●	Adhere to stated Medallion Signature Guarantee (MSG) requirements as outlined in the prospectus.

●	Support SCM indemnification and MSG override procedures as provided and mutually agreed to from time to time

iii.	Maintain account documentation files for each shareholder and provide SCM real-time access to view documents via system supported process or access.

B.	Shareholder Information Services

i.	Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, dividend information, and yields;

ii.	Promptly respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts;

●	With respect to the Shelton Funds, provide call center phone coverage for shareholder/prospect call forwarding, including for business continuity purposes or general staffing issues with reasonable (and when possible 24 hour) prior notice being made to Paralel. Paralel will accommodate these requests on a best efforts basis.

●	With respect to the ICON Funds provide all call center coverage for shareholder/prospect coverage during Paralel’s normal shareholder servicing hours.

iii.	Provide mailing lists for distribution of prospectuses, proxy statements, financial reports or other marketing material;

●	Including the ability to household accounts using a mutually agreed upon format and process.

iv.	Provide and maintain a shareholder investor portal website, including account inquiry and transaction capability;

●	Service includes multi-factor authentication for shareholder logins through email. Additional fees will apply should other or additional methods of multi-factor authentication be requested (text, third party authentication services such as DUO, or other means be employed).

C.	Dealer Processing

I.	Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares, using system standardized processes and reporting.

II.	Provide system standard reporting to allow the Trusts and Distributor to calculate fees, as defined in the Fund’s prospectus, in respect of Rule 12b-1 plans for distribution and marketing expenses;

●	Provide system standardized extracts and/or reporting to support monthly shareholder data reconciliation of shareholder servicing expenses.

III.	Track sales and commission statistics by dealer and provide system standardized reporting for payment of commissions on direct shareholder purchases in each load Portfolio.

IV.	Utilize system standardized processes and reporting pull service fee and other account fees from shareholder accounts on monthly, quarterly, and annual basis.

●	In addition to the above, provide the ability to waive fees as directed upon request

 Appendix A - 2

D.	Banking and DTCC Services

●	Accept and effectuate the registration and maintenance of accounts through the Depository Trust and Clearing Corporation (“DTCC”) or National Securities Clearing Corporation (the “NSCC”) Fund/SERV also facilitating the purchase, redemption, transfer and exchange of shares in such accounts through and on behalf of the DTCC or NSCC participants, including the Funds.

●	Maintain bank account(s) that (i) are maintained in connection with Paralel’s services to the Funds under the Transfer Agency Agreement and (ii) as to which Paralel has authority to make deposits and withdrawals (the “Operating Accounts”).

●	Accept and distribute funds via systems such as, but not limited to; DTCC, NSCC and various banking systems such as Automated Clearing House (“ACH”) and Fed Wire.

●	Provide ability to pay 12b-1s through DTCC PaymentAxis based on a “white/blacklist” of individual broker/dealers.

●	Paralel shall cause to be moved to Fund custody accounts all cash settlements including DTCC or NSCC settlements paid into transfer agency demand deposit accounts. Purchase settlements received through DTCC or NSCC, paid into transfer agency demand deposit accounts at BOKF or other banking institution, shall be moved Trust Custody accounts the next business day after settlement from the DTCC or NSCC.

●	If requested by the Trust(s), Paralel will maintain and update the Trust(s)’ information in the DTCC Mutual Fund Profile II (“MFPSII”) service

E.	Compliance Reporting

i.	Maintain an Anti-Money Laundering Program in compliance with the USA PATRIOT Act of 2001 and regulations thereunder;

ii.	Manage Trust compliance with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”) using third party vendor (fee of which are to be paid for by the Trusts).

iii.	Provide TA2 reporting to the Securities and Exchange Commission (the “SEC”), including the Trusts.

iv.	Prepare and distribute appropriate Internal Revenue Service forms to shareholders showing income and capital gains

●	Provide updated primary and secondary ICI templates (including instructions) to Trusts annually upon request. The Trust(s) will use commercially reasonable efforts to provide primary and secondary data back to Paralel in ICI format at least 2 weeks prior to any shareholder or IRS tax filing deadline.

v.	Issue tax withholding reports (945 or equivalent) to the Internal Revenue Service as part of the withholding agent responsibilities.

vi.	Maintain a Customer Identification Program by obtaining, verifying, and recording information that identifies each person who opens an account within the Trusts/Funds.

vii.	Maintain and coordinate Blue Sky registration and notice filings, using third party vendor. Trusts agree to maintain a pre-paid balance with the vendor (n an amount as agreed to by the Trusts) to assist in the smooth facilitation of the process. Paralel and/or vendor may provide information regarding Blue Sky process and sales but will not be responsible for making determinations on non-standard oversales, exemptions, notices or filings.

 Appendix A - 3

B.	PowerAgent Users

i.	4 remote users of PowerAgent at the Funds’ investment adviser: Shelton Capital Management

●	Additional users above 4 may be added upon request at an additional fee of $5,000 per user, annually.

New procedures as to who provides certain of these services may be established in writing from time to time by agreement between the Trusts and Paralel. Pursuant to such agreement, Paralel may at times perform only a portion of these services and the Trusts or its agent may perform these services on the Trusts’ behalf. Paralel may require the Trusts to enter into an additional agreement or agree to certain terms of use relating to the creation of a shareholder site for the Trusts, or to obtain access to Paralel’s web portal. Except as provided above, Paralel is not obligated to provide and may discontinue or suspend the availability of any web portal at any time.

 Appendix A - 4

APPENDIX B

COMPENSATION

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee, plus additional fees applicable for that month. The full charge applies for a Subaccount in the month that an account opens or is active.

Each Trust, on behalf of its Funds, agrees to pay Paralel the following:

Subaccount Definition; A Subaccount is the collection of records that describe a single specific shareholder’s position in a single CUSIP (fund or class of fund). Therefore, a shareholder which has invested in two distinct funds, with investments in one class of one fund, and in three classes of the other fund, would represent four (4) Subaccounts.

Annual Base Fee: $15,000 annual base fee per Fund under this Agreement, plus additional fees as set forth below.

Annual Active Subaccount Fee:

−	$7 per active direct Subaccount
−	$5 per active indirect Subaccount (e.g. NSCC-Networked Subaccounts).

Annual Inactive/Closed Subaccount Fee:

−	$4 per inactive Subaccount (an inactive Subaccount is a Subaccount with a zero balance that has had activity in the last eighteen months)

−	$0.50 per closed Subaccount (a closed Subaccount is a Subaccount with a zero balance that has not had activity in the last eighteen months)

Consolidated DTCC/NSCC Process and Banking Administration:

The Trusts may elect to participate in Paralel’s consolidated DTCC/NSCC membership (“Paralel’s Consolidated DTCC/NSCC Membership”) in lieu of a Trust holding a stand-alone DTCC/NSCC membership. For participation in Paralel’s Consolidated DTCC/NSCC Membership, the Trusts will pay Paralel an amount equal to 50% of the applicable DTCC/NSCC Membership fees which would have otherwise applied to the Trusts (including the base DTCC/NSCC Membership fees, and any additional membership fees which may include, but is not limited to, Payment Axis, Fund/SERV, Mutual Fund Profile and Networking/OmniSERV services, as applicable). The Trusts will be responsible for all applicable per record or transaction fees of DTCC/NSCC. If the Trusts elect to hold a stand-alone DTCC/NSCC Membership, it will reimburse Paralel 100% of the DTCC/NSCC Membership fees and all applicable for all per record or transaction fees of DTCC/NSCC.

Purchase settlements received through DTCC, paid into transfer agency demand deposit accounts at the Depository Institution, shall be moved to Trust Custody accounts the next business day after settlement from the DTCC. In consideration of Paralel’s’ administration of the Operating Account(s) held at the Depository Institution and facilitation of settlement with DTCC, with respect to any earnings of credits/interest attributable to amounts held in the Operating Accounts (the “Credits”), Paralel will retain fifty percent (50%) of any gross Credits and shall apply the 50% of the Credit against DTCC/NSCC Membership fees or expenses (noted above), and any remaining Credits amount to out-of-pocket fees or fees for other services rendered under the Agreement.

If applicable, if the Trusts participates in the DTCC Mutual Fund Profile II (“MFPSII”) service and requests Paralel provide this service, a fee of $100/month for each Trust to maintain the Trusts’ information in that system will be assessed and paid by the Trusts to Paralel.

 Appendix B - 1

Out-of-Pocket Fees:

In addition, each Trust and the applicable Funds agree to pay Paralel all reasonable and documented out-of-pocket expenses incurred by Paralel in connection to this Agreement. These include: expenses for postage, express delivery services, freight charges, envelopes, banking, checks, TA SOC 1 (pro-rata), drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, fax, stationery supplies, reasonable counsel fees, outside printing and mailing firms (including Broadridge, LLC), off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer data storage), computer equipment installed at the Trusts’ request at the Trusts’ or a third party’s premises, telecommunications equipment, telephone/telecommunication lines between the Trust and its agents, on one hand, and Paralel on the other, proxy soliciting, processing and/or tabulating costs, second-site backup computer facility, transmission of statement data for remote printing or processing, Depository Trust and Clearing Corporation (“DTCC”), National Securities Clearing Corporation (“NSCC”) fees, PLAID or similar bank verification vendor expenses, MFA for web text notifications and associated vendor expenses, vendor provided services in conjunction with lost shareholder rules and escheatment processes, blue sky registration and related fees (including fees of any third party vendor), and any additional reasonable third-party expenses incurred by Paralel in the performance of its duties and obligations under this Agreement, provided however, that any new type or category of out-of-pocket expense must be agreed to in writing by the Trust(s) prior to the Trust(s) incurring any obligation to reimburse Paralel for such expense. Paralel may provide certain services or data to the Trust that would otherwise be an out-of-pocket expense; these services will be billed to the Trust at Paralel’s standard rates for such service to the extent approved in writing in advance by the Trust(s).

Any expenses will be paid to Paralel by the Trusts at least 3 days prior to incursion if requested by Paralel and agreed to by the Trust(s).

 Appendix B - 2

APPENDIX C

FUNDS

Shelton Funds

1.	Green California Tax-Free Income Fund
2.	Nasdaq-100 Index Fund
3.	S&P 500 Index Fund
4.	S&P MidCap Index Fund
5.	SmallCap Index Fund Shelton
6.	Shelton Equity Income Fund
7.	Shelton Sustainable Equity
8.	The United States Treasury Trust
9.	U.S. Government Securities Fund

SCM Trust

1.	Shelton International Select Equity Fund
2.	Shelton Tactical Credit Fund
3.	Shelton Emerging Markets Fund
4.	ICON Consumer Select Fund
5.	ICON Equity Fund
6.	ICON Equity Income Fund
7.	ICON Flexible Bond Fund
8.	ICON Health and Information Technology Fund
9.	ICON Natural Resources Fund
10.	ICON Utilities and Income Fund

 Appendix C - 1